NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 16, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 4, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On April 4, 2007, pursuant to the Combination Agreement, dated as of June 1, 2006, as amended and restated as of November 24, 2006, by and among NYSE Group, Inc., Euronext N.V., NYSE Euronext, and Jefferson Merger Sub, Inc., NYSE Group became a wholly owned subsidiary of NYSE Euronext, through a merger with an into a wholly owned subsidiary of NYSE Euronext, and NYSE Euronext acquired more than 90% of the outstanding shares of Euronext, through an exchange offer. The merger of NYSE Group Inc. with and into Jefferson Merger Sub, Inc., a wholly owned subsidiary of NYSE Euronext, became effective before the opening on April 4, 2007. Each share of Common Stock of NYSE Group Inc. was converted into one share of (New) Common Stock of NYSE Euronext. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 4, 2007.